EXHIBIT 10.65

Scripps Senior Executive

Change in Control Plan

(Effective April 28, 2004)

The E. W. Scripps Company

ARTICLE 1. INTRODUCTION

The E.W. Scripps Company, an Ohio corporation (“Company”), hereby adopts the Scripps Senior Executive Change in Control Plan (“Plan”) to read in its entirety as set forth in this document, effective April 28, 2004.

The Plan generally provides for (i) accelerated vesting of outstanding equity awards for covered executives if the Company experiences a change in control and (ii) certain potential termination payments and other benefits for covered executives if their employment terminates under prescribed circumstances after a change in control, all as specifically described in the following provisions of the Plan. The Company believes that it will derive substantial benefits by adopting the Plan because its existence will:

•	Allow covered executives to focus on the Company’s business and objectively evaluate any future proposals during potential change in control transactions,

•	Assist the Company in attracting and retaining selected executives,

•	Provide for greater consistency of protection for selected executives, and

•	Avoid problems associated with adopting change in control agreements during any future potential change in control transaction.

ARTICLE 2. DEFINITIONS

2.1	“Board” means the board of directors of the Company.

2.2	“Cause” means:

(a)	Commission of a felony or an act or series of acts that results in material injury to the business or reputation of the Company or any subsidiary;

(b)	Willful failure to perform duties of employment, if such failure has not been cured in all material respects within twenty (20) days after the Company or any subsidiary, as applicable, gives notice thereof; or

(c)	Breach of any material term, provision or condition of employment, which breach has not been cured in all material respects within twenty (20) days after the Company or any subsidiary, as applicable, gives notice thereof.

2.3	“Change in Control” means the occurrence of any of the following with respect to the Company:

(a)	Any Person becomes a Beneficial Owner of a majority of the outstanding Common Voting Shares, $.01 par value, of the Company (or shares of capital stock of the Company with comparable or unlimited voting rights), excluding, however, The Edward W. Scripps Trust (the “Trust”) and the trustees thereof, and any Person that is or becomes a party to the Scripps Family Agreement, dated October 15, 1992, as amended currently and as it may be amended from time to time in the future (the “Family Agreement”); or

(b)	Assets of the Company accounting for 90% or more of the Company’s revenues are disposed of pursuant to a merger, consolidation, sale, or plan of liquidation and dissolution (unless the Trust or the parties to the Family Agreement have Beneficial Ownership of, directly or indirectly, a controlling interest (defined as owning a majority of the voting power) in the entity surviving such merger or consolidation or acquiring such assets upon such sale or in connection with such plan of liquidation and dissolution).

For purposes of this Section 2.3, “Person” has the meaning provided in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as used in sections 13(d) and 14(d) of the Exchange Act, including a “group” within the meaning of section 13(d) of the Exchange Act; and “Beneficial Ownership” and “Beneficial Owner” have the meanings provided in Rule 13d-3 promulgated under the Exchange Act.

2.4	“Committee” means the Board’s Compensation Committee.

2.5	“Company” means The E.W. Scripps Company, an Ohio corporation, and any successor.

2.6	“Covered Executive” means an employee of the Company who is employed as an executive and who is listed in Appendix A at the time of a Change in Control.

2.7	“Disability” means a Covered Executive’s termination or suspension of employment accompanied by his/her actual receipt of a Disability Retirement Benefit under the Scripps Pension Plan or a Disability Benefit under the Scripps Long Term Disability Income Plan. A Covered Executive will be deemed to be in actual receipt of the aforementioned benefits during any waiting period, of up to six (6) months duration, that is a prerequisite for the commencement of benefit payments.

2.8	“Effective Date” means April 28, 2004, the date as of which the Plan has been adopted.

2.9	“Good Reason” means:

(a)	After a Change in Control, a material reduction in a Covered Executive’s annual salary or bonus opportunity below the amount of annual salary or bonus opportunity in effect immediately prior to such Change in Control;

(b)	After a Change in Control, the assignment to a Covered Executive of duties, offices or responsibilities materially inconsistent with, or materially less than, his/her duties, offices or responsibilities immediately prior to such Change in Control, or any removal of a Covered Executive from, or any failure to reelect or reappoint him/her to, any office or director position he/she held immediately prior to such Change in Control, except in connection with the termination of such Covered Executive’s employment for Cause or on account of his/her Retirement, Disability or death;

(c)	After a Change in Control, the relocation or reassignment of a Covered Executive, without his/her consent, to regularly work in a location more than fifty (50) miles outside of the metropolitan area in which he/she was located as an employee immediately prior to such Change in Control;

(d)	After a Change in Control, the failure by any successor to the Company to assume the obligations of the Company under any employment agreement applicable to a Covered Executive; or

(e)	After a Change in Control, the Company’s (or successor’s) failure to correct a breach of any material term, provision or condition of employment of a Covered Executive, after receiving thirty (30) days’ notice from the Covered Executive, unless the Covered Executive’s employment is terminated for Cause within such thirty (30) day notice period.

2.10	“Retirement” means a Covered Executive’s termination of employment accompanied by his/her actual receipt of a Normal Retirement Benefit or Early Retirement Benefit under the Scripps Pension Plan.

2.11	“Scripps Long Term Disability Income Plan” means the employee benefit plan of that name sponsored by the Company, including any amended, restated or successor version of that plan.

2.12	“Scripps Pension Plan” means the tax-qualified employee pension plan of that name sponsored by the Company, including any amended, restated or successor version of that plan. “Scripps Supplemental Executive Retirement Plan” means the non-tax-qualified excess retirement plan sponsored by the Company, including any amended, restated or successor version of that plan.

2.13	“Termination Payment” is the payment described in Section 5.2 to which a Covered Executive may become entitled following termination of his/her employment under the circumstances described in Section 5.1.

2.14	In addition to the foregoing, certain other terms of more limited usage are defined in other Articles of the Plan. All terms defined in the Plan are designated with initial capital letters.

2.15	Whenever appropriate, words used herein in the singular may be read as the plural and the plural may be read as the singular. Unless otherwise clear from the context, words used herein in the masculine shall also be deemed to include the feminine.

ARTICLE 3. PLAN PARTICIPATION

An individual must be a Covered Executive in order to participate in the Plan. The names of all Covered Executives are listed in Appendix A. Subject to approval or ratification by the Board, the Committee may revise Appendix A at any time(s) by adding or deleting names (or changing Termination Pay Multiples, as described in Section 5.2(c)), provided that the deletion of any name (or reduction of any Termination Pay Multiple) shall require sixty (60) days’ advance written notice to each affected Covered Executive. Only those employees listed in Appendix A at the time of a Change in Control are eligible to receive any rights, termination payment or other benefits under the Plan.

ARTICLE 4. ACCELERATION OF VESTING OF EQUITY AWARDS UPON CHANGE IN CONTROL

Upon a Change in Control, all outstanding equity awards of a Covered Executive, including but not limited to any incentive or nonqualified stock options, stock appreciation rights in tandem with or independent of options (“SARs”), restricted or nonrestricted share awards, restricted stock units and performance units, shall immediately vest and not be subject to forfeiture, with all vested stock options and SARs (including those vesting pursuant to this Article 5) remaining exercisable for the remainder of their original terms.

ARTICLE 5. TERMINATION PAYMENT AND OTHER BENEFITS UPON CERTAIN TERMINATIONS OF EMPLOYMENT AFTER CHANGE IN CONTROL

5.1	Eligibility for Termination Payment. A Covered Executive will be entitled to receive a Termination Payment (described in Section 5.2) if, within twenty-four (24) months after a Change in Control, his/her employment with the Company is terminated either (i) by the Company without Cause, or (ii) by the Covered Executive for Good Reason. Notwithstanding the foregoing, a Covered Executive will not be entitled to any Termination Payment if his/her termination of employment is (i) of his/her own initiative for any reason other than Good Reason, or (ii) on account of his/her Retirement, Disability or death. A Termination Payment is in lieu of any further salary, bonus or other payments to a Covered Executive for periods subsequent to the date of his/her termination of employment; but the Covered Executive still will retain any and all of his/her vested rights under the Company’s employee pension and benefit plans and arrangements, including, without limitation, the Scripps Pension Plan and the Scripps Supplemental Executive Retirement Plan.

5.2	Amount of Termination Payment. A Covered Executive’s Termination Payment is a cash lump sum equal to the amount computed by multiplying (i) the sum of his/her Base Salary plus Bonus, by (ii) his/her Termination Pay Multiple. A Covered Executive’s Termination Payment will be paid by the Company within thirty (30) days following his/her termination of employment.

As used herein, the following terms have the following meanings:

(a)	“Base Salary” means a Covered Executive’s highest annualized rate of basic salary in effect at any time during the then current partial calendar year, if applicable, and three (3) full prior calendar years preceding his/her termination of employment;

(b)	“Bonus” means the higher of (i) a Covered Executive’s target bonus in the then partial calendar year, if applicable, of his/her termination of employment, or (ii) his/her highest actual annual bonus in the three (3) full prior calendar years preceding his/her termination of employment; and

(c)	“Termination Pay Multiple” is the number set forth beside a Covered Executive’s name in Appendix A under the column so named Termination Pay Multiple.

5.3	Other Benefit Coverage. If a Covered Executive qualifies for Termination Pay under Section 5.1, his/her Benefit Coverage shall be continued for the Maximum Benefit Period or, if less, until the Covered Executive obtains full-time employment providing benefits substantially similar to his/her Benefit Coverage. To receive such Benefit Coverage, the Covered Executive must continue to pay the same percentage of the total benefit premiums or contributions required from senior executive employees at the time of the Covered Executive’s termination of employment (or, if materially less, at the time of the prior Change in Control).

If continued Benefit Coverage cannot be provided to a Covered Executive for any reason, the Company will exercise its best efforts to provide substantially similar coverage under an alternate arrangement. If this cannot reasonably be done due to circumstances beyond the Company’s control, then the Company will make a lump sum payment to the Covered Executive equal to the sum of the present actuarially determined value of such Benefit Coverage plus any lost income tax benefits.

As used herein, the following terms have the following meanings:

(a)	“Benefit Coverage” means the medical, dental, disability, life and accidental death insurance benefits which the Covered Executive and his/her eligible dependents, if any, were receiving at the time of his/her termination of employment (or, if materially greater, at the time of the prior Change in Control); and

(b)	“Maximum Benefit Period” is the number of months following the Covered Executive’s termination of employment equal to twelve (12) times his/her Termination Pay Multiple. The Maximum Benefit Period automatically shall end if a Covered Executive dies, but only with respect to his/her own coverage, with coverage of any eligible dependent(s) continuing as though the Covered Executive had not died so long as all required employee premiums or contributions continue to be paid by the eligible dependent(s).

5.4	Pension Enhancement. If a Covered Executive qualifies for Termination Pay under Section 5.1, he/she will receive a cash lump sum equal to the actuarially determined value of a Pension Enhancement.

“Pension Enhancement” is the difference in the present value of the following:

(a)	The actual pension the Covered Executive is entitled to receive under the Scripps Pension Plan and the Scripps Supplemental Executive Retirement Plan based upon his/her actual age and years of credited service at the time of his/her termination of employment; and

(b)	The assumed pension the Covered Executive would be entitled to receive under the Scripps Pension Plan and the Scripps Supplemental Executive Retirement Plan if his/her age and years of credited service at the time of his/her termination of employment were increased by a number equal to his/her Termination Pay Multiple.

In calculating the Pension Enhancement, the same actuarial assumptions and factors shall be used as are prescribed under the Scripps Pension Plan for computing lump sum benefit payments.

5.5	Gross-Up Payment. If a Covered Executive qualifies for a Termination Payment under Section 5.1, he/she also shall be entitled to a Gross-Up Payment, if applicable. “Gross-Up Payment” is the lump sum benefit payment hereinafter described in this Section 5.5.

If it is determined (as hereinafter provided) that any payment, benefit or distribution to or for such Covered Executive’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program, arrangement or similar right (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any successor provision thereto), or any interest or penalties with respect to such excise tax (such tax, together with any such interest and penalties, hereafter collectively referred to as the “Excise Tax”), then the Covered Executive shall be entitled to receive a cash lump sum Gross-Up Payment(s) in an amount such that, after payment by the Covered Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment(s), the Covered Executive retains an amount of the Gross-Up Payment(s) equal to the Excise Tax imposed upon the Payments.

All determinations required to be made under this Section 5.5, including whether an Excise Tax is payable by the Covered Executive, the amount of such Excise Tax, whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally-recognized legal or accounting firm (the “Firm”) (which may be the Company’s independent auditor) selected by the Company in its sole discretion. The Firm shall submit its determination and detailed supporting calculations to the Covered Executive and the Company as promptly as practicable. If the Firm determines that any Excise Tax is payable by the Covered Executive and that a Gross-Up Payment is required, the Company shall pay the Covered Executive the required Gross-Up Payment within thirty (30) days of receipt of such determination and calculations. If the Firm determines that no Excise Tax is payable by the Covered Executive, it shall, at the same time it makes such determination, furnish the Covered Executive with an opinion stating that he/she has substantial authority not to report any Excise Tax on his/her federal income tax return. Any determination by the Firm as to the amount of the Gross-Up Payment shall be binding upon the Covered Executive and the Company. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code (or any successor provision thereto) at the time of the initial determination by the Firm hereunder, it is possible that the Company may fail to pay a Gross-Up Payment which should have been paid (an “Underpayment”). If the Covered Executive thereafter is required to make a payment of any Excise Tax, the Firm shall determine the amount of the Underpayment, if any, that has occurred and submit its determination and detailed supporting calculations to the Covered Executive and the Company as promptly as possible. Any such Underpayment shall be promptly paid by the Company to the Covered Executive, or for his/her benefit, within thirty (30) days of receipt of such determination and calculations.

The Covered Executive and the Company shall each provide the Firm access to and copies of any books, records or documents in the possession of the Company or the Covered Executive, as the case may be, reasonably requested by the Firm, and shall each otherwise cooperate with the Firm in connection with the preparation and issuance of the determinations contemplated by this Section 5.5. The fees and expenses of the Firm for services in connection with the determinations and calculations contemplated by this Section 5.5 shall be paid by the Company.

ARTICLE 6. NON-DUPLICATION OF PAYMENTS AND BENEFITS

Notwithstanding any contrary provision of the Plan, there shall be no duplication of rights, payments and benefits under the Plan with rights, payments and benefits granted to a Covered Employee, in the event of a Change in Control or upon termination of his/her employment after a Change in Control, under any other agreement, plan or arrangement (“Alternate Plan”). In order to prevent such duplication, the Committee shall require the Covered Executive to elect whether he/she desires to claim such rights, payments and benefits under this Plan or under the Alternate Plan.

ARTICLE 7. SOURCE OF PAYMENTS

All payments required under the terms of the Plan shall be paid in cash from the general assets of the Company. A Covered Executive shall have the status of a general creditor of the Company with respect to any and all claims for payments under the Plan.

ARTICLE 8. PLAN ADMINISTRATION AND CLAIMS PROCEDURE

8.1	Plan Administration. The Plan shall be administered by the Committee and/or its designee(s). The Committee shall have rights, powers and duties with respect to the Plan that are comparable to those granted to the designated pension board under the Scripps Pension Plan. Without limiting the generality of the foregoing, the Committee has full authority to (i) interpret Plan, (ii) determine all questions relating to the rights and status of Covered Executives and their Termination Payments, Benefit Coverage, Pension Enhancements and Gross-Up Payments, and (iii) make such rules and regulations for the administration of the Plan as are not inconsistent with its express terms and provisions. This provision is included in the Plan for the express purpose of giving and granting to the Committee the maximum discretionary authority possible under Firestone Tire and Rubber Company v. Bruch, 489 U.S. 101 (1989). Decisions by the Committee shall be made by majority vote of all members of the Committee.

8.2	Claims Procedure. If any Covered Executive’s claim for payments or benefits under the Plan is denied, the Committee shall cause a written notice to be sent to the Covered Executive setting forth the specific reasons for the denial, specific reference to the provisions of the Plan on which the denial is based, a description of any material or information necessary to perfect the denied claim (together with an explanation of why such material or information is necessary), and an explanation of the review procedure described below. Within sixty (60) days after receipt of such notice of denial from the Committee, the Covered Executive, or his/her duly authorized representative, may request a review of the denied claim by written application to the Committee. In connection with such request for review, the Covered Executive, or his/her duly authorized representative, shall be entitled to review any and all documents pertinent to the claim or its denial and also shall be entitled to submit issues and comments in writing. The decision of the Committee upon such review shall be made not later than sixty (60) days after the receipt of such request for review, unless special circumstances shall require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after the Committee’s receipt of the request for review. The decision of the Committee upon review of the denied application shall be in writing and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. All written communications from the Committee under this Section 8.2 shall be written in a manner calculated to be understood by the recipient.

ARTICLE 9. ARBITRATION OF DISPUTES

Any controversy or claim arising out of or relating to the Plan that cannot be resolved pursuant to Section 9.2 shall be settled by binding arbitration in the City of Cincinnati, Ohio, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining in such city; and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court in Hamilton County, Ohio having jurisdiction thereof. The arbitrator or arbitrators shall have powers to issue mandatory orders and restraining orders in connection with such arbitration. Neither the Company nor a Covered Executive shall be liable for punitive or exemplary damages. Each party shall be responsible for its/his/her own costs and expenses (including attorneys’ fees). The federal and state courts in Hamilton County, Ohio shall have exclusive jurisdiction with respect to the entry of judgment upon any arbitration award hereunder or the granting of any order; and such courts shall have exclusive jurisdiction with respect to any other controversy or claim arising out of or relating to the Plan that may properly be brought therein if the provisions herein mandating arbitration are held to be unenforceable.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1	ERISA and Governing Law. The Plan is an unfunded deferred compensation plan for a select group of management or highly compensated employees, as defined in Section 201(2) and 401(a)(1) of the Employee Retirement Security Act of 1974, as amended (“ERISA”). As such, the Plan is expressly excluded from all, or substantially all, of the provisions of ERISA, including but not limited to Parts 2 and 3 of Title I thereof. None of the statutory rights and protections conferred on participants by ERISA are conferred under the terms of this Plan, except as expressly noted or required by operation of law. To the extent not superseded by federal law, the laws of the State of Ohio shall control in any and all matters relating to the Plan.

10.2	Benefits Are Nonassignable. No right, payment or benefit under the Plan may be pledged, assigned, anticipated or alienated in any way by any Covered Executive.

10.3	Amendment, Suspension or Termination of Plan. The Company hereby reserves the right and power to amend, suspend or terminate the Plan, in whole or in part, at any time and from time to time; provided, however, that any action taken after a Change in Control or within sixty (60) days prior to a Change in Control cannot materially adversely affect the rights, payments or benefits of any employee who then is a Covered Executive without his/her express written consent. All actions pursuant to this Section 10.3 shall be set forth in a written instrument adopted by the Committee and approved or ratified by the Board.

10.4	No Guarantee Of Employment. Nothing contained in the Plan shall be construed as a contract of employment between the Company or any Covered Executive, or as a right of any Covered Executive to continue in the employment of the Company, or as a limitation of the right of the Company to discharge any Covered Executive, with or without cause, at any time.

10.5	Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.